Exhibit 8.1
SUBSIDIARIES OF PAGAYA TECHNOLOGIES LTD.

Name of Subsidiary	Jurisdiction of Organization
Pagaya US Holding Company LLC	Delaware
Pagaya Investments SARL	Luxembourg
Pagaya Investment Israel Ltd.	Israel
Rigel Merger Sub Inc.	Cayman Islands
Pagaya SP-1 Ltd.	Israel
Pagaya Investments US LLC	Delaware
Pagaya Technologies US LLC	Delaware
PREF 2019 LLC	Delaware
Asset Acquisition Capital LLC	Delaware
Citrus Tree Finance LLC	Delaware
Pagaya Securities Holdings LLC	Delaware
PAPA Owner LLC	Delaware
Park Avenue Property Advisors LLC	Delaware
TisCo 1, LLC	Delaware
PLG 1 LLC	Delaware
Pagaya Investments CH AG	Switzerland
MDP Loan Funds Ltd.	Israel
PLGA LP	Delaware
PLG 2 LLC	Delaware
TISCO 2, LLC	Delaware
Tangent Captive Insurance IC	Delaware
Tangent Insurance Services, LLC	Delaware
Pagaya Securities Holdings Trust	Delaware
Orange Grove Finance Trust	Delaware
Pagaya Auto Loans Manager Ltd.	Cayman Islands
Pagaya Auto Loans Manager, LP	Cayman Islands
Pagaya Structured Holdings II LLC	Delaware
Pagaya RE Management GP LLC	Delaware
SFR Fund II GP LLC	Delaware
Pagaya Opportunity Manager Ltd.	Cayman Islands
Pagaya Structured Products LLC	Delaware
Pagaya Acquisition Trust V	Delaware
RRRR Structured Holdings Repo Seller LLC	Delaware
RRRR Repo Holdings Trust 2021-1	Delaware
Pagaya Receivables LLC	Delaware
Pagaya Structured Holdings III LLC	Cayman Islands
Pagaya Structured Holdings LLC	Cayman Islands
Enabuild LLC	U.S. (Delaware)
Rigel Merger Sub II Ltd.	Cayman Islands
Darwin Homes, Inc.	U.S. (Delaware)
Darwin Homes Services, LLC	U.S. (Delaware)

Darwin Homes Texas, LLC	U.S. (Delaware)
Darwin Homes, LLC	U.S. (Delaware)
Pagaya Lux GP SARL	Luxembourg